Exhibit 23.01

CONSENT OF INDEPENDENT AUDITORS OF TEKLA PLC

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration statements (Form S-8 Nos. 33-37384, 33-39647, 33-45167, 33-45604, 33-46719, 33-50944, 33-57522, 33-62078, 33-78502, 33-84362, 33-91858, 333-04670, 333-28429, 333-53703, 333-84949, 333-38264, 333-65758, 333-97979, 333-118212, 333-138551, and 333-161295) pertaining to the 1990 Director Stock Option Plan, the “Position Us for Progress” 1992 Employee Stock Bonus Plan, the 1993 Stock Option Plan, the Amended and Restated 2002 Stock Plan, and the Amended and Restated Employee Stock Purchase Plan of Trimble Navigation Limited, and

(2)	Registration Statement (Form S-3 No. 333-147155) of Trimble Navigation Limited,

of our report dated September 16, 2011, with respect to the consolidated financial statements of Tekla Plc for the year ended December 31, 2010, included in this Form 8-K/A.

/s/ Ernst & Young Oy

Helsinki, Finland

September 16, 2011

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